Exhibit 99.1

       RARE Hospitality International Announces Second-Quarter
             Earnings of $0.37 Per Diluted Share, up 19.4%

    ATLANTA--(BUSINESS WIRE)--July 21, 2004--

    Revenue Growth Driven by Same-Store Sales of 6.0% for LongHorn Steakhouse, 2.5% for Bugaboo Creek and 13.2% for The Capital Grille

    RARE Hospitality International, Inc. (Nasdaq:RARE) today announced financial results for the second quarter and six months ended June 27, 2004. Revenues for the second quarter increased 21.0% to $204,064,000 from $168,620,000 for the second quarter of 2003. Net income rose 22.5% to $13,277,000 for the second quarter of 2004 from $10,840,000 for the second quarter of 2003. Earnings per diluted share were $0.37 for the second quarter of 2004, up 19.4% from $0.31 for the second quarter of 2003. Prior-period financial data in this release reflects the 3-for-2 stock split effected in September 2003.
    For the first six months of 2004, revenues rose 21.8% to $405,181,000 from $332,769,000 for the first six months of 2003. Net income increased 24.7% to $28,104,000 for the first six months of 2004 from $22,541,000 for the comparable period in 2003. Earnings per diluted share for the first six months of 2004 grew 21.5% to $0.79 from $0.65 for the first six months of 2003.
    Philip J. Hickey, Jr., Chairman and Chief Executive Officer of RARE, remarked, "We are pleased to report that RARE produced substantial profitable growth for the second quarter of 2004, with positive same-store sales performances at all three concepts contributing to revenue expansion of 21.0%. The operating leverage we achieved through this revenue growth enabled us to offset the impact of higher commodity pricing and produce an increase in operating income and net income as a percentage of revenues for the quarter."
    Operating highlights for each of the Company's three restaurant concepts follow.
    LongHorn Steakhouse - With a same-store sales increase of 6.0% for the second quarter of 2004 compared with the second quarter of 2003, LongHorn Steakhouse has now generated same-store sales increases in excess of 5% for four consecutive quarters. This increase for the second quarter, in combination with the expansion of the concept's base of restaurants in operation to 201 at the end of the second quarter of 2004, from 177 at the end of the same quarter in 2003, accounted for a 21.0% increase in LongHorn's revenues. Seven new restaurants were opened in the second quarter of 2004. Five additional LongHorn restaurants are expected to open in the third quarter, with 23 to 24 new restaurants scheduled to open for all of 2004. RARE Reports Second-Quarter Results Page 4 July 21, 2004
    Bugaboo Creek Steak House - Revenues for Bugaboo Creek increased 16.6% for the second quarter of 2004, reflecting 2.5% growth in same-store sales and the expansion of its base of restaurants in operation to 26 at the end of the second quarter of 2004 from 23 at the end of the second quarter of 2003. Bugaboo Creek now expects to open two additional restaurants during the second half of 2004, bringing its total new restaurants for the full year to three.
    The Capital Grille - Second-quarter revenues for The Capital Grille increased 26.2%. In addition to having 18 restaurants in operation at the end of the second quarter of 2004, up from 16 at the end of the second quarter 2003, The Capital Grille's same-store sales rose 13.2% for the second quarter of 2004. This increase represents the fifth consecutive quarter for which the concept's same-store sales have increased by a double-digit percentage. The Capital Grille opened a new restaurant in Ft. Lauderdale, Florida, during the second quarter of 2004 and plans to open one new restaurant during the third quarter. A total of three new restaurants are expected to open for all of 2004.
    RARE today established guidance for the third quarter of 2004 for earnings per diluted share in a range of $0.24 to $0.25. The Company's guidance for the third quarter reflects a net impact of $0.02 on earnings per diluted share resulting from higher new red meat contracts, partially offset by menu price increases. This guidance includes RARE's assumptions regarding same-store sales increases for the third quarter of 2004, in a range of 3% to 4% for LongHorn Steakhouse, 2% to 3% for Bugaboo Creek and 4% to 5% for The Capital Grille. RARE's guidance also takes into consideration the scheduled restaurant openings discussed above. In addition, RARE increased its established guidance for earnings per diluted share for fiscal 2004 to a range of $1.39 to $1.42.
    Of course, the statements contained in the immediately preceding paragraph are forward-looking statements, and the achievement of these targets is dependent not only on RARE's continued execution of its goals, but also on risks and uncertainties listed below that could cause actual results, performance or developments to differ materially from those expressed or implied by these forward-looking statements.
    Mr. Hickey concluded, "We attribute our strong second-quarter performance to the quality of our team at RARE and their passion for building guest loyalty. The team's superior execution positively impacts not only our guests' intent-to-return but also our confidence in the Company's prospects for continued profitable growth."
    RARE Hospitality International will hold a conference call to discuss this release tomorrow, July 22, at 9:00 a.m. Eastern time. Participants will have the opportunity to listen to the conference call over the Internet by going to www.rarehospitality.com and clicking Investor Relations or by going to www.vcall.com. Participants are encouraged to go to the selected web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at these sites shortly after the call through the end of business on October 20, 2004.
    Statements contained in this press release concerning future results, performance or expectations are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as assumptions on which such statements are based. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release. Forward-looking statements involve a number of risks and uncertainties, and other factors, that could cause actual results, performance or developments to differ materially from those expressed or implied by those forward-looking statements including the following: failure of facts to conform to necessary management estimates and assumptions regarding financial and operating matters; the Company's ability to identify and secure suitable locations for new restaurants on acceptable terms, open the anticipated number of new restaurants on time and within budget, achieve anticipated rates of same store sales, hire and train additional restaurant personnel and integrate new restaurants into its operations; the continued implementation of the Company's business discipline over a large restaurant base; unexpected increases in cost of sales or employee, pre-opening or other expenses; the economic conditions in the new markets into which the Company expands and possible uncertainties in the customer base in these areas; fluctuations in quarterly operating results; seasonality; unusual weather patterns or events; changes in customer dining patterns; the impact of any negative publicity or public attitudes related to the consumption of beef; disruption of established sources of product supply or distribution; competitive pressures from other national and regional restaurant chains; legislation affecting the restaurant industry; business conditions, such as inflation or a recession, or other negative effect on dining patterns, or some other negative effect on the economy, in general, including (without limitation) war, insurrection and/or terrorist attacks on United States soil; growth in the restaurant industry and the general economy; changes in monetary and fiscal policies, laws and regulations; and other risks identified from time to time in the Company's SEC reports, including the annual report on Form 10-K for 2003 and its current reports on Form 8-K, registration statements, press releases and other communications. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.
    RARE Hospitality International, Inc. currently owns, operates and franchises 251 restaurants, including 205 LongHorn Steakhouse restaurants, 26 Bugaboo Creek Steak House restaurants and 18 The Capital Grille restaurants.



                 RARE HOSPITALITY INTERNATIONAL, INC.
              Unaudited Consolidated Financial Highlights
                 (In thousands, except per share data)

                                 Fiscal Quarter        Six Months
                               ------------------  ------------------
                                 13 Weeks Ended      26 Weeks Ended
                               ------------------  ------------------
                               June 27,  June 29,  June 27,  June 29,
Statement of Operations Data:    2004      2003      2004      2003
                               --------  --------  --------  --------
Revenues:
 Restaurant sales:
  LongHorn Steakhouse          $147,183  $121,661  $292,342  $240,320
  The Capital Grille             31,113    24,653    60,950    48,107
  Bugaboo Creek Steak House      23,615    20,249    47,901    40,484
  Specialty concepts              2,052     1,959     3,788     3,669
                               --------  --------  --------  --------
   Total restaurant sales       203,963   168,522   404,981   332,580
  Franchise revenues                101        98       200       189
                               --------  --------  --------  --------
   Total revenues               204,064   168,620   405,181   332,769
                               --------  --------  --------  --------
Costs and expenses:
 Cost of restaurant sales        75,152    60,518   147,726   119,158
 Operating expenses -
  restaurants                    87,911    73,591   173,584   144,217
 Depreciation and amortization -
  restaurants                     7,457     6,460    14,636    12,717
 Pre-opening expense              1,612     1,668     3,206     2,725
 General and administrative
  expenses                       11,746    10,024    23,406    19,895
                               --------  --------  --------  --------
   Total costs and expenses     183,878   152,261   362,558   298,712
                               --------  --------  --------  --------
  Operating income               20,186    16,359    42,623    34,057
Interest expense, net               207       213       323       459
Minority interest                    92        82       201       200
                               --------  --------  --------  --------
  Earnings before income taxes   19,887    16,064    42,099    33,398
Income tax expense                6,610     5,224    13,995    10,857
                               --------  --------  --------  --------
   Net earnings                $ 13,277  $ 10,840  $ 28,104  $ 22,541
                               ========  ========  ========  ========
Basic earnings per common
 share                         $   0.39  $   0.33  $   0.84  $   0.68
                               ========  ========  ========  ========
Diluted earnings per common
 share                         $   0.37  $   0.31  $   0.79  $   0.65
                               ========  ========  ========  ========
Weighted average common shares
 outstanding:
  Basic                          33,646    33,092    33,618    32,981
                               ========  ========  ========  ========
  Diluted                        35,585    34,763    35,551    34,700
                               ========  ========  ========  ========


                                                   June 27,   Dec. 28,
Balance Sheet Data:                                  2004       2003
                                                   --------   --------
Cash and short-term investments                    $ 34,516   $ 44,544
Total assets                                        503,514    464,542
Long-term debt                                            -          -
Obligations under capital leases, net
 of current installments                             38,995     27,462
Minority interest                                     1,363      1,371
Total shareholders' equity                          377,378    352,055




    CONTACT: RARE Hospitality International, Inc., Atlanta
             W. Douglas Benn, 770-399-9595